UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 4, 2014 (October 30, 2014)

Western Asset Mortgage Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35543	27-0298092
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

385 East Colorado Boulevard

Pasadena, CA 91101

(Address of principal executive offices, including zip code)

(626) 844-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2014, the Board of Directors of Western Asset Mortgage Capital Corporation elected Ranjit M. Kripalani as a director, effective November 10, 2014 (the “Effective Date”).  Mr. Kripalani, age 55, is a longtime executive in the financial industry with significant experience in the trading of mortgages and mortgage backed securities.  With the addition of Mr. Kripalani, the Board will increase to a total of six members, four of whom are independent, bringing the percentage of independent directors to 66 2/3%.  Mr. Kripalani will serve on the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees.

As noted above, Mr. Kripalani has significant experience in the mortgage industry.  Most recently, from 2009 to 2013, Mr. Kripalani served as the chief executive officer of CRT, LLC, an institutionally focused broker-dealer.  Prior to joining CRT, Mr. Kripalani worked at Countrywide Capital Markets, Inc. and Countrywide Financial Corporation from 1998 to 2008, where he served in a number of roles, including the President of Capital Markets and Executive Managing Director of Countrywide Financial Corp. and Chief Executive Officer and President of Countrywide Capital Markets from 2000 to 2008.  Mr. Kripalani also served as president and chief executive officer of Countrywide Securities Corporation from 2001 to 2008 and was the Executive Vice President and National Sales Manager for Countrywide Securities Corporation from 1998 to 2001.  Prior to joining Countrywide, Mr. Kripalani served as managing director and head of mortgage trading for Chase Securities, Inc. from 1995 to 1998, and as managing director and head of mortgage trading for PaineWebber, Inc. from 1985 to 1995.  Mr. Kripalani has a B.A. in International Relations from Tufts University and a Graduate Diploma in Business Studies from the London School of Economics.

The Board has determined that Mr. Kripalani is independent and meets applicable independence requirements of the New York Stock Exchange, the Company and the Securities and Exchange Commission (the “SEC”).  The Board has also determined that Mr. Kripalani is financially literate.  There is no arrangement or understanding between Mr. Kripalani and any other persons pursuant to which Mr. Kripalani was appointed as a director of the Company.  Furthermore, Mr. Kripalani is not currently engaged, and has not been engaged since the beginning of the last fiscal year, in any related transaction with the Company within the meaning of Section 404(a) of Regulation S-K.

Mr. Kripalani, on the Effective Date, will be granted a restricted stock award valued at $20,000 under the Western Asset Mortgage Capital Corporation Equity Plan.  The restricted stock will vest in full on the one year anniversary of the Effective Date.  Mr. Kripalani will also be entitled to receive cash fees payable by the Company to its directors who are not employees of the Company on a prorated basis beginning on the Effective Date.  The Company previously disclosed the compensation of its directors in the definitive proxy statement on Schedule 14A filed by the Company with the SEC on April 22, 2014, and that disclosure is incorporated by reference herein.

Also on October 30, 2014, the Board elected M. Christian Mitchell as Lead Independent Director.  Mr. Mitchell, who also serves as the Chairman of the Company’s Audit Committee, has been a director for the Company since its initial public offering in May 2012.  Mr. Mitchell’s is the Company’s first Lead Independent Director and has been appointed in such role as the Company continues to review and enhance its corporate governance principles.

Item 8.01.  Other Events

On October 30, 2014, the Board adopted an amended and restated set of Corporate Governance Principles (the “Principles”).  Of note, the newly adopted principles contain requirements that the Board be composed of at least 2/3 independent directors and that a Lead Independent Director be in place.  The Board adopted the revised Principles as part of a regular evaluation of its corporate governance policies and practices.  A copy of the Principles is posted to the Company’s website at www.westernassetmcc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: November 4, 2014	By:	/s/ W. Stephen Venable, Jr.
	Name:	W. Stephen Venable, Jr.
	Title:	Assistant Secretary